Exhibit 99.1

Contact:

Genesis Pharmaceuticals Enterprises, Inc. Ms. Elsa Sung, CFO Phone: (954) 727-8435 E-mail: elsasung@jiangbo.com http:// www.genesispharmaceuticals.com	CCG Investor Relations, Inc. Mr. Crocker Coulson, President Phone: (646) 213-1915 E-mail: crocker.coulson@ccgir.com http://www.ccgirasia.com

Genesis Pharmaceuticals Enters Into Agreement to Purchase Hongrui Pharmaceuticals,
and Acquire 22 New Traditional Chinese Medicines

Laiyang, China, January 29, 2008 – Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GNPH) (“Genesis” or the “Company”), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced that Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang”), a wholly-owned subsidiary of the Company, entered into an Assets Transfer Contract (the “Contract”) with Shandong Chinese Traditional Medicine College (the “Medicine College”) and Hongrui Pharmaceuticals, Ltd. (“Hongrui”), a wholly-owned subsidiary of the Medicine College, pursuant to which Laiyang will purchase the majority of the assets owned by Hongrui, including all tangible assets, including without limitation, all manufacturing and office buildings, land, equipment and inventories and all rights to manufacture and distribute Hongrui’s 22 Traditional Chinese Medicines (“TCM”), for a total purchase price of RMB110 million (approximately $16.1 million) consisting of RMB66 million in cash (approximately US$9.6 million) and 643,651 shares of the Company’s common stock. Because the current fair market value share price is approximately US$2.6 million; the Company has valued the transaction at approximately US$12.2 million.

The purchase will be consummated in stages following the receipt by the parties of all required regulatory approvals including the approval of the Shandong Province Food and Drug Administration (“SFDA”) and the approval of the Shandong State Owned Assets Administration Department. As of January 23, 2009, this transaction has been approved by the Shandong State Owned Assets Administration Department and certain assets were transferred to Laiyang. Pursuant to the terms of the Contract, the purchase consideration will be paid  to the Medicine College as follows:  RMB20 million (approximately US$2.9 million) of the purchase price will be paid to the Medicine College in cash within one month of the initial transfer of assets to Laiyang (by February 23, 2009). Another RMB46 million (approximately US$6.7 million) of the purchase price will be paid to the Medicine College in cash once the SFDA  transfers the owner registration of Hongrui’s 22 TCM products from Hongrui to Laiyang.  The Contract provides that in the event that the SFDA does not approve the transfer of the ownership of Hongrui’s 22 TCM products from Hongrui to Laiyang that Laiyang may cancel the Contract and rescind any transfers and payments previously consummated or made.  The remaining RMB44 million of the purchase price will be paid to the Medicine College in the form of 643,651 newly issued shares of Genesis common stock within one year of the date of the execution of the Contract.

Hongrui Pharmaceuticals, Limited

Hongrui was founded in 1971 as an affiliate business of the Medicine College. It has a 33,350 square meter production and distribution facility located in the eastern part of Laiyang city which includes a 5,330 square meter plant and a 1,880 square meter warehouse. Hongrui has approximately 120 employees. Hongrui’s revenue for 2007 was RMB113 million.  Hongrui’s revenue for the eight months ended August 31, 2008, was RMB 80.6 million, with an over 10% net profit margin. Laiyang will acquire Hongrui’s production and distribution facility, equipment and inventories.

Hongrui produces a number of traditional Chinese medicines in tablet, capsule, syrup, pill and cream form which are widely used to cure gynecologic diseases, fevers, colds and coughs, pediatric diseases, and for daily health care. Hongrui also developed a drug used to treat bone and bone marrow inflammations for which it owns the intellectual property rights and is the exclusive manufacturer in China.

Hongrui groups its drugs into series:

•	Gynecology series - Motherwort Herb electuary, Motherwort Herb granules and Yimu granules to help ease labor pains

•	Laiyang Pear series - Laiyang Pear syrup and pulps to control coughs arising from various factors

•	Cold series - Syrup and granules, and Radix Isatidis granules, to help reduce fevers and control coughs

•	Pediatric series - Oral liquids to control children’s coughs, asthma and fever

•	Traditional Cure series – Liuweidihuang pills to help improve memory, Aplotaxis Carminative pills for upset stomachs, and pills for a variety of liver and stomach ailments

Acquisition by Genesis

The acquisition of Hongrui by Laiyang will increase Genesis’ product portfolio from 6 to 28 products during a time when the Chinese SFDA is tightening its standards and slowing down its approval process for new drugs. A larger number of TCM products will help increase the Company’s presence in the OTC drug market and help balance Genesis’ OTC sales with its sales of prescription drugs.

After the asset transfer is complete, Genesis will begin manufacturing, labeling and distributing the TCM products it purchased from Hongrui under its own brand name “Jiangbo.” As a first phase, Genesis selected 11 Hongrui products to produce and distribute. These 11 TCM drugs have had the highest sales volumes and profit margins of all of Hongrui’s products.

“After months of due diligence, we are pleased to enter into a purchase agreement with the Medicine College through which we will acquire Hongrui. Genesis is accelerating its growth by acquiring profitable products from Hongrui which we will manufacture and then distribute through our sales network. We estimate that this acquisition will increase Genesis’ revenues by approximately RMB150 million, and net income by approximately RMB24 million, in the twelve months after closing,” said Mr. Wubo Cao, CEO of Genesis. “We plan to integrate Hongrui’s production and sales into our existing manufacturing and sales network. We believe that our product mix after this acquisition will enable us to better meet the demands of the growing OTC drug market in China.”

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing both western and Chinese herbal-based medical drugs in tablet, capsule, and granule form.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the acquisition of Hongrui. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.